Exhibit 99.2

GOLDEN WEST FINANCIAL CORPORATION

2005 STOCK INCENTIVE PLAN

ADMINISTRATION GUIDELINES

October 24, 2005

The shareholders of Golden West Financial Corporation approved the Company’s 2005 Stock Incentive Plan on April 26, 2005, reserving 25 million shares of the Company’s common stock for use in attracting and retaining key employees. Stock options have been the only form of equity compensation used by the Company to date; however, because the Plan, under its terms, may be in effect for up to ten years, and given the possibility that compensation preferences could shift during this lengthy period of time due to factors beyond the Company’s control, such as changes in tax, accounting or securities laws, corporate governance practices, or the prevailing economic climate, the Plan was drafted to provide broad administrative flexibility. Thus, while the Company currently is not contemplating issuing equity awards other than stock options, it was deemed prudent to provide for the possible future use of stock grants, stock appreciation rights (SARs), and stock units.

The Plan is administered by the Compensation and Stock Option Committee of the Board of Directors, who have the authority set forth in the Plan. As permitted by the Plan, the Compensation and Stock Option Committee has delegated to the Company’s Chief Executive Officers the authority to administer the Plan with respect to key employees who are not also executive officers (that is, persons who make policy for the Company). The purpose of these guidelines, as approved by the Board of Directors, is to assist both the Committee and the CEOs in exercising their authority to grant stock awards under the Plan.

In particular, stock awards made under the Plan should, absent extenuating circumstances, adhere to the following:

1.	Exercise Price of Nonstatutory Stock Options (NSOs).

According to the Plan, “[a]n option’s exercise price shall be determined by the Committee and set forth in a Stock Option Agreement.” It has been noted that this provision, as written, would allow for nonstatutory stock options to be granted with an exercise price below the fair market value of the Company’s shares on the day the NSO is granted. The Company historically has issued stock options at the fair market value on the day of the grant, and the Company desires to continue this practice going forward under the Plan. Thus, the Committee and the CEOs should ensure that the minimum exercise price for NSOs will be the fair market value of the Company’s shares on the day of grant.

2.	Vesting of Stock Awards.

The Plan does not mandate vesting periods for stock awards. It has been noted that vesting periods are necessary to assure that the recipients of stock awards are retained by the Company and are committed to maximize long-term stock returns. The Company agrees fully with this view and, in fact, has always incorporated vesting periods, ranging from two to five years, in its stock option grants. Thus, the Committee and the CEOs should ensure that appropriate vesting provisions are included in stock awards in order to retain the recipients and to promote the long-term interests of the Company. At a minimum, two-year vesting should apply to any stock award.

3.	Maximum Aggregate Stock Grants.

The Plan provides that all shares reserved under the Plan may be awarded as stock options, stock grants, SARs, stock units or any combination thereof. It was noted that if all 25 million shares were awarded in the form of stock grants (as opposed to stock options), the Plan would be too costly to existing shareholders. The Company agrees that stock grants represent a greater cost to shareholders, but notes that the actual cost of any particular form of stock award will vary over time, depending upon a number of factors such as the then current stock price and stock price volatility. Thus, the Committee and the CEOs should consider the cost to shareholders when determining the amount of stock grants that will be made under the Plan, and in no event should more than 7.5 million shares be awarded as stock grants.

4.	Amendments to the Plan.

The Plan provides that the Board of Directors may amend the Plan without shareholder approval, except when shareholder approval is required by law. Under the current requirements of the Securities Exchange Commission (SEC) and the Internal Revenue Code (IRC), shareholder approval would be required for any material change of the Plan. Nevertheless, it was noted that if the SEC and IRC rules ever were to change, the Plan could be materially changed without the approval of shareholders. The Company agrees that, as a matter of good corporate governance, any material change to the Plan should be approved by the shareholders, whether or not such approval is mandated by the SEC or IRC. Thus, in the event of any proposed material change to the Plan, the Company is to obtain shareholder approval.

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